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                                                                   Exhibit 10.19


     This Agreement (the "Agreement") is made as of the 5th day of February, 2001 between CORDIS CORPORATION, a Florida corporation ("Cordis") with an address at 40 Technology Drive, Warren, NJ 07059, and PHOTOELECTRON CORPORATION, a Massachusetts corporation ("PEC") with an address at 5 Forbes Road, Lexington, MA 02421.

                                  Witnesseth:

     Whereas, Cordis is in the business of developing, manufacturing and marketing medical devices, including intravascular radiation therapy devices; and

     Whereas, PEC is in the business of developing, manufacturing and marketing medical devices, including intravascular radiation therapy devices; and

     Whereas, Cordis and PEC have agreed to develop certain X-Ray Systems which incorporate and combine Catheter Body Subassemblies and Delivery Devices developed and manufactured by Cordis with X-Ray Tubes and Control Devices developed and manufactured by PEC;

     Whereas, Johnson & Johnson Development Corporation ("JJDC") and PEC will enter into an Equity Agreement, as hereinafter defined, to be concurrently executed and contingent upon execution of this Agreement;

     Whereas, Cordis desires to be the exclusive marketing and distribution entity for X-Ray Systems manufactured and/or developed by PEC as a result of the Development Program; and

     Whereas, PEC is willing to grant to Cordis an exclusive license to use and sell X-Ray Systems and the components in the Field, and Cordis is willing to grant to PEC a non-exclusive license to use and sell Delivery Devices outside the Field.

     Now, therefore, in consideration for the mutual covenants and promises contained in this Agreement, the parties agree as follows:

     I.  DEFINITIONS

     Terms in this Agreement, which are set forth in quotation marks, have the meaning established for such terms in the succeeding paragraphs of this Section.

     A. "Affiliated Company" shall mean, for so long as one of the following relationships is maintained, any corporation or other business entity controlled by, controlling, or under common control with another entity, with "control" meaning direct or indirect beneficial ownership of more than fifty percent (50%) of the voting stock of such corporation, or more than fifty percent (50%) interest in the decision-making authority of such other business entity; or corporation in which the maximum amount of stock permitted by law to be held by another entity is beneficially owned by such other entity.

     B.  "Approved Supplier" shall have the meaning as set forth in Exhibit A of
                                                                    ---------
this Agreement.

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     C.  "Available for Sale" shall mean the latter of the date (1) Cordis receives formal permission from the FDA to commence commercial marketing and sale of X-Ray Systems in the United States or Cordis receives a CE Mark, or (2) when PEC has manufactured that number of X-Ray Systems projected in the first three (3) months of the first non-zero, non-Clinical Demand Forecast.

     D. "Catheter Body Subassembly" shall mean the Catheter Body Subassembly to be developed by Cordis as part of the General Product Specifications and Development Program described in Exhibits B and D attached hereto and incorporated herewith.

     E. "CE Mark" shall mean formal permission from the European Union to commence commercial marketing and sale of X-Ray Systems in the European Union.

     F. "Clinical(s)" shall mean any clinical trial or clinical trials of one or more X-Ray Systems, whether or not required to be performed in order to obtain formal permission from the FDA to commence commercial marketing and sale of such X-Ray Systems in the United States, or any other regulatory body for commercial marketing and sale of such X-Ray Systems outside of the United States.

     G. "Control Device" shall mean the control box to be developed by PEC as part of the General Product Specifications and Development Program described in Exhibits B and D attached hereto and incorporated herewith.

     H. "Delivery Device" shall mean the pullback delivery device to be developed by Cordis as part of the General Product Specifications and Development Program described in Exhibits B and D attached hereto and incorporated herewith.

     I. "Demand Forecast" shall mean the twelve-month rolling forecasts (clinical and commercial) to be provided by Cordis pursuant to Section IV.D.

     J. "Development Program" shall mean the research and development program undertaken between Cordis and PEC pursuant to this Agreement for the development of the X-Ray System utilizing PEC's X-Ray Tube and Control Device and Cordis' Catheter Body Subassembly and Delivery Device, as more fully described in the Exhibit D attached hereto and incorporated herewith.

     K. "Development Technology" shall mean all information relating to the X-Ray System (whether or not patentable and whether conceived solely by PEC or Cordis or jointly by PEC and Cordis) including, without limitation, ideas, concepts, methods, procedures, designs, plans, applications, specifications, drawings, techniques, processes, technical data, know-how, apparatus, inventions and discoveries, as well as improvements related thereto, which are conceived, reduced to practice or developed prior to, during or as a result of the Development Program.

     L. "Confidential Information" shall mean any information of a confidential and/or proprietary nature as to which Cordis or PEC, as the disclosing party, prior to or during the term of this Agreement, develops or acquires any interest, including but not limited to, all Know-How, and any discoveries, inventions, improvements, and ideas relating to any process, formula, machine, device, manufacture, composition of matter, plan or design whether patentable or not, or relating to the conduct of business by the disclosing party, which, prior to or during the term of this Agreement, was or is disclosed to the other party, as receiving party, and identified in writing at the time of disclosure, or if orally disclosed, then reduced to writing delivered to the receiving party within thirty (30) days after such disclosure.

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     M.  "Effective Date" shall mean the date of the last signature below written provided the Equity Agreement has been executed.

     N. "Equity Agreement" shall refer to the agreement between Johnson & Johnson Development Corporation ("JJDC") and PEC whereby JJDC invested in PEC common stock concurrently executed with this Agreement.

     O. "FDA" shall mean the United States Food and Drug Administration, U.S. Department of Health and Human Services.

     P. "FDC Act" shall mean the United States Food, Drug and Cosmetic Act, as amended.

     Q.  "Field" shall mean the field of Intravascular Radiotherapy .

     R. "Final Product" shall mean the version of the X-Ray System approved for testing and sale by the Steering Committee. The term shall also include any successor models of the X-Ray System approved by the Steering Committee.

     S. "Intravascular Radiation Therapy Devices" shall mean only radiotherapy devices which can be delivered through or within the circulatory system.

     T. "Milestone Completion Sign-Off shall mean the final approval for continuation to the next milestone after review of the results of each milestone by the Steering Committee.

     U. "Net Sales" shall mean the revenues actually received by Cordis or its Affiliates from an arm's length buyer attributable to the sale, lease or other transfer of any X-Ray Catheter less costs directly attributable to such sale, lease or other transfer, including (1) discounts, in amounts customary in the trade, for quantity purchases, cash payments and prompt payments; (2) credits or refunds for claims or returns; (3) any transportation or insurance premium paid by Cordis; and (4) taxes, including sales, use, excise, import, export and other taxes and duties borne by Cordis.

     V. "PPI" shall mean the Producer Price Index, as it appears in the periodical Producer Price Index, as published monthly by the United States Department of Labor, Bureau of Statistics.

     W. "Product Specifications" shall mean the general product specifications for the X-Ray System set forth in Exhibit B as may be amended from time to time.

     X. "Quality Systems Audit" shall mean a formal audit, performed by the quality assurance representatives of each party, of PEC's and Cordis' respective quality systems for determining each party's compliance with FDA and ISO regulations, and compliance with the requirements of an Approved Supplier.

     Y. "Regulatory Submissions" shall mean the submission of information, in whatever form required or permitted, to the appropriate governmental body in order to proceed with Clinicals and/or marketing activities related to the X-Ray Systems.

     Z. "Steering Committee" shall mean a committee comprised of two individuals, one designated by Cordis and one designated by PEC, for purposes of making or communicating decisions or

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progress, either in person or electronically, associated with the Development
Program. Any decisions made shall be by mutual consent of both parties. Each party shall have one vote on the Steering Committee. In the event that the Steering Committee becomes deadlocked, the provisions of Section IX.E. apply. The Steering Committee will be dissolved upon achievement of the final milestone set forth in the Development Program described in Exhibit D.

     AA. "Term", "Initial Term" and "Additional Term" shall have the meanings set forth in Section IX.A.

     BB. "Transfer Price" shall mean the prices that PEC will pay Cordis for the Catheter Body Subassemblies and the Delivery Devices and the prices that Cordis will pay PEC for the X-Ray System, in each case as set forth in Section IV.K. and Exhibit C of this Agreement.

     CC. "X-Ray Catheter" shall mean the combination of an X-Ray Tube and a Catheter Body Subassembly as part of the General Product Specifications and Development Program described in Exhibits B and D attached hereto and incorporated herewith.

     DD. "X-Ray Tube" shall mean the x-ray cathode tube to be developed by PEC as part of the General Product Specifications and Development Program described in Exhibits B and D attached hereto and incorporated herewith.

     EE. "X-Ray System" shall refer to the x-ray system developed as a result of the General Product Specifications and Development Program between Cordis and PEC as described in Exhibits B and D incorporating a Catheter Body Subassembly, a Delivery Device, an X-Ray Tube and a Control Device.

     II.  GRANT OF RIGHTS

     During the Term, each party will have the following rights to use the X-Ray System or components thereof:

          1. PEC grants Cordis a worldwide, exclusive license to use and sell X-Ray Systems in the Field.

          2. Cordis grants PEC a worldwide right and license to manufacture and sell X-Ray Systems exclusively to Cordis for use in the Field subject to a royalty as set forth in Section VIII.

          3. Cordis grants PEC a worldwide, non-exclusive license to manufacture, use and sell Delivery Devices outside the Field subject to a royalty as set forth in Section VIII.

          4. Upon the request of PEC, Cordis will negotiate in good faith with PEC with respect to the supply of Catheter Body Subassemblies for PEC to use and/or sell outside the Field.

     III.  DEVELOPMENT

     A. During the Term, PEC and Cordis will work exclusively with each other in researching and developing X-Ray Systems for use in the Field.

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     B.  Cordis will perform the following services at its expense:

          1. Cordis will use reasonable efforts to develop a Catheter Body Subassembly and work with PEC to identify specifications to be acceptable for the Final Product.

          2. Cordis will use reasonable efforts to develop a Delivery Device and work with PEC to identify specifications to be acceptable for the Final Product.

          3. Cordis will perform all clinical and other testing necessary to adequately ensure that the Final Product is fit for human and non-human use and will be acceptable for submission to appropriate governmental regulatory agencies.

     C.  PEC will perform the following services at its expense:

          1. PEC will use reasonable efforts to develop an X-Ray Tube and a Control Device and work with Cordis to identify specifications to be acceptable for the Final Product.

          2. PEC will perform all testing necessary to adequately ensure that the X-Ray Tube and Control Device is fit for human and non-human use and will be acceptable for submission to appropriate governmental regulatory agencies.

     D. PEC and Cordis will each furnish to the other information, materials, data, specifications, design, engineering, manufacturing, marketing and other operations, processes or experience within their respective possession applicable to the X-Ray System or any component thereof as may be reasonably necessary for the recipient of such information to perform its duties hereunder. Information relating to the development of samples and test results shall also be disclosed. Should either party fail to provide such information to the other party within thirty (30) days after a written request is made therefor, then the party requesting such information, in addition to any other rights and remedies available under this Agreement or otherwise, shall be entitled to seek an order from the U.S. District Court for the Southern District of New York requiring that such information be immediately disclosed to the requesting party.

     E. During the Development Program the parties will communicate regularly and work with each other and use commercially reasonable efforts to fulfill each party's obligations under the Development Program in a manner that will best result in the development of the Final Product.

     F.  Development Technology

          1. Each party will promptly disclose to the other in writing all ideas invented, discovered or developed by such party relating in any manner to the Development Technology. PEC will have sole ownership of and the sole right to file, prosecute, and maintain all of the patents covering the inventions relating to the X-Ray Tube and the Control Device, including all improvements thereto, whether patentable or not and whether invented, discovered or developed by PEC, Cordis, or jointly by PEC and Cordis, or their respective employees or agents. Cordis will have sole ownership of and the sole right to file, prosecute, and maintain all the patents covering the inventions relating to the Catheter Body Subassembly and the Delivery Device, including all improvements thereto, whether patentable or not and whether invented, discovered, or developed by PEC, Cordis or jointly by PEC and Cordis, or their respective employees or agents. Each party will assign, and will require its employees and agents to assign to the party

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     owning the same, all rights, title and interest to any such inventions, discoveries or developments. PEC and Cordis will jointly own any inventions, discoveries or developments related to the X-Ray System, including all improvements and/or modifications thereto, whether patentable or not and whether invented, discovered or developed by PEC, Cordis, or jointly by PEC and Cordis, or their respective employees or agents. After the dissolution of the Steering Committee, Cordis will have the sole right to file, prosecute, and maintain all of the patents related to improvements and/or modifications to the X-Ray System that are jointly owned, and will have the right to determine whether or not, and when, to file a patent application, to abandon the prosecution of any patent or patent application, or to discontinue the maintenance of any patent or patent application with respect to such improvements and/or modifications. PEC and Cordis will share equally in the costs/fees associated with the preparation, filing, prosecution and maintenance of jointly owned patents on a country by country basis. For any country in which PEC chooses not to participate, sole ownership of the patent application and the resulting patent in such country will reside in Cordis.

          2. PEC will be responsible for executing and prosecuting applications for patents as may be necessary to protect the X-Ray Tube and the Control Device. Cordis will be responsible for executing and prosecuting applications for patents as may be necessary to protect the Catheter Body Subassembly and the Delivery Device. Each party will bear its own costs in connection with the filing and prosecution of applications for patents with respect to its components.

          3. Each party will supply to the other party all information in its possession, which may be necessary or useful for the preparation and filing of patent applications. In addition, each party, from time to time, on request, will supply such additional information as may be necessary or desirable to facilitate prosecution of such application.

     G. A soon as reasonably possible after execution of this Agreement, Cordis shall file a patent application with the U.S. Patent and Trademark Office with respect to the X-Ray System. Until it is dissolved, the Steering Committee will have primary authority to decide what patents if any shall be obtained with respect to the X-Ray System in the United States and other jurisdictions and the allocation of costs of such patent applications. Each party will be free to execute and prosecute applications for patents with respect to the X-Ray Systems in those jurisdictions in which the Steering Committee has elected not to prosecute an applications for a patent.

     H. If either party fails to meet any milestones set forth in Exhibit D to this Agreement, that party will, within thirty (30) days of any such failure, furnish to the other party a report detailing the reasons for such failure and a plan for completing the milestone within a reasonable period of time. Such report shall demonstrate that the party who failed to meet the milestone is devoting sufficient resources (in PEC's case, at least $3.8 million) to accomplish the Development Program in a timely manner.

     IV.  SUPPLY OF X-RAY SYSTEMS AND COMPONENTS

     A. During the Term of this Agreement, Cordis will manufacture and deliver to PEC Catheter Body Subassemblies and Delivery Devices as ordered by PEC pursuant to this Agreement. The Catheter Body Subassemblies and Delivery Devices will conform at the time of shipment to the General Product Specifications set forth in Exhibit B.

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     B.  During the Term of this Agreement, PEC will manufacture X-Ray Tubes and
Control Devices and deliver completed X-Ray Systems to Cordis as ordered by Cordis pursuant to this Agreement. The X-Ray Systems will conform at the time of shipment to the General Product Specifications set forth in Exhibit B. Cordis at its own expense will sterilize and package for final sale all X-Ray
Catheters.

     C. Each party will become an Approved Supplier of the other party within ninety (90) days after the later of the Quality Systems Audit or execution of this Agreement, and continue to meet the requirements of an Approved Supplier during the Term. If either party fails to become an Approved Supplier within such ninety (90) day period or fails to maintain its status as an Approved Supplier throughout the Term, then such party will promptly provide to the other party a plan to achieve such compliance within the sixty (60) day cure period set forth in Section IX.B. of this Agreement. In addition to the specific audit rights set forth in Exhibit A, each party will have the right to conduct an annual audit of the other party's operations and procedures to determine whether the other party continues to maintain its status as an Approved Supplier. The parties may conduct more frequent audits by mutual consent. If either party fails to maintain its status as an Approved Supplier, then the termination provisions set forth in Section IX.B. and Sections IX.C. or IX.D., as the case may be, shall apply and, subject to the rights to cure such breach as set forth in such Section IX.B. and Sections IX.C. or IX.D., as the case may be, such failure shall be deemed a breach of a material provision of this Agreement.

     D. Each month, commencing thirty (30) days following the date on which the Steering Committee shall have approved the final configuration of the X-Ray System, Cordis will provide PEC with a twelve-month rolling Demand Forecast by item. The quantity of X-Ray Systems to be delivered in the first three months of each Demand Forecast will be binding upon Cordis.

     E. Cordis will send to PEC written purchase orders setting forth the type and quantity of X-Ray Systems to be supplied by PEC, setting forth configuration, packaging and other relevant requirements. PEC will warrant each X-Ray System (excluding consumables) sold to Cordis and sold by Cordis to any end user as set forth in Exhibit E.

     F. PEC will send to Cordis written purchase orders setting forth the type and quantity of Catheter Body Subassemblies and Delivery Devices to be supplied by Cordis and setting forth other relevant requirements. Cordis will warrant each Catheter Body Subassembly and Delivery Device (excluding consumables) sold to PEC as set forth in Exhibit F.

     G. Labeling will identify Cordis as the manufacturer and distributor of the X-Ray Systems. Labeling on each Control Device will identify PEC as the manufacturer of the Control Device and the X-Ray Tubes.

     H. PEC will inspect the X-Ray Systems prior to shipment to ensure that they conform to the Product Specifications and will send Cordis a Certificate of Analysis with respect to each shipment, which Certificate of Analysis shall include testing results based on Product Specification requirements. Cordis will notify PEC within thirty (30) days after receipt of the X-Ray Systems if any X-Ray Systems fail Cordis' receiving inspection. Cordis will then give PEC the opportunity to re-inspect and test any X-Ray System which Cordis claims does not meet the Product Specifications. PEC may, at its option and at its expense, re-inspect the X-Ray Systems at Cordis' premises. Cordis will return and PEC will promptly replace the X-Ray Systems which, upon re-inspection, fail to meet the Product Specifications.

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     I.  Cordis will inspect the Catheter Body Subassemblies prior to shipment to ensure that they conform to the Product Specifications and will send PEC a Certificate of Analysis with respect to each shipment, which Certificate of Analysis shall include testing results based on Product Specification requirements. PEC will notify Cordis within thirty (30) days after receipt of the Cordis components if any components fail PEC's receiving inspection. PEC will then give Cordis the opportunity to re-inspect and test any component which PEC claims does not meet the Product Specifications. Cordis may, at its option and at its expense, re-inspect the components at PEC's premises. PEC will return and Cordis will promptly replace the components which, upon re-inspection, fail to meet the Product Specifications.

     J.  No Change.   PEC and Cordis each agrees to the following "No Change"
policy for the X-Ray Systems and any components thereof:

          1. There shall be no change to the material, components or manufacturing process without prior notification and written approval of the Steering Committee relating to changes that may affect form, fit or function of the X-Ray Systems or any components thereof. All other changes will require notification to the Steering Committee prior to implementation.

          2. To institute a change, a change request must be submitted to the Steering Committee for approval and include the following:

               (a)  the reason for the change;
               (b)  a change description; and
               (c) a statistically valid summary of test results demonstrating equivalence or improvement of the product characteristics.

          3. Upon written approval of requested changes, the Steering Committee will send documentation to each party that will:

               (a)   establish the date of change;
               (b) identify the first lot of material to be received with the change; and
               (c) identify the date of material shipment to each party prior to receipt of the shipment. This information will be sent to the designated representatives of Cordis' Research and Development Department, and PEC's Quality Department with an additional copy accompanying the Certificate of Analysis.

               Non-compliance with these requirements will be cause for product rejection.

     K. During the Term, (a) PEC will ship the X-Ray Systems to Cordis at the Transfer Prices set forth in Exhibit C, and (b) Cordis will ship the Catheter Body Subassemblies and Delivery Devices to PEC at the Transfer Prices set forth in Exhibit C.

     L. Each party will only be allowed to increase Transfer Prices on an annual basis to account for unforeseen, significant changes in labor and material costs. In addition, at the end of the Initial Term and at the end of each Additional Term thereafter, as set forth in Section IX, Transfer Prices shall be adjusted in accordance with the PPI to reflect changes in the PPI since the beginning of each Term. All payments of Transfer Prices are due forty-five
(45) days after the later of shipment or invoice.

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     M.  PEC will ship the X-Ray Systems F.O.B. from manufacturing sites in the
United States to be designated from time to time by PEC. PEC will pack all X-Ray Systems ordered hereunder in a manner suitable for shipment and sufficient to enable the X-Ray Systems to withstand the effects of shipping, including handling during loading and unloading at which time title to such X-Ray Systems shall pass to Cordis. Cordis will bear all applicable freight and shipping costs, taxes, duties and similar charges that may be assessed against the X-Ray Systems.

     N. Cordis will ship the Catheter Body Subassemblies and Delivery Devices F.O.B. from manufacturing sites in the United States to be designated from time to time by Cordis. Cordis will pack all components ordered hereunder in a manner suitable for shipment and sufficient to enable the components to withstand the effects of shipping, including handling during loading and unloading at which time title to such components shall pass to PEC. PEC will bear all applicable freight and shipping costs, taxes, duties and similar charges that may be assessed against the components.

     O. If, during a period of twelve consecutive (12) weeks, either party fails to ship X-Ray Systems or components thereof to the other party, the other party may obtain X-Ray Systems or such components from other sources. If either party elects to obtain X-Ray Systems or components from other sources, it will notify the other party in writing of its intention, and the other party will then provide to the party giving such notice all information and technology relating to the manufacture of X-Ray Systems or components thereof so the notifying party can assist a third party manufacturer. Should a party exercise its rights under this Section IV.O. to obtain X-Ray Systems or components thereof from other sources, it will be obligated to pay the party no longer manufacturing the X-Ray Systems or such components a royalty as provided in
Section IX.G.

     P. The provisions of Section IV.O. above will not apply if a party's inability to supply satisfies both the following criteria: (i) such inability to supply is due to a force majeure event, as subsequently defined and (ii) such party delivers a recovery plan, within 30 days of the party's initial inability to supply as defined in the Demand Forecast, which is reasonably acceptable to the other party and which is adequate to ensure delivery for all X-Ray Systems or components in less than one hundred eighty (180) days from the original requested delivery date.

     Q. The terms of this Agreement will supersede any contrary provisions in any purchase order, invoice, agreement or other document used by either party.

     V.   DISTRIBUTION RIGHTS AND OBLIGATIONS

     A. Subject to the terms and conditions set forth herein, PEC appoints Cordis and Cordis accepts the appointment, as exclusive worldwide distributor for the marketing and sale of the X-Ray System within the Field.

     B. Cordis will use reasonable commercial efforts (i) to sell X-Ray Systems in the Field, (ii) promote, through Cordis's own advertising and sales promotion activities, the purchase and use of X-Ray Systems by customers in the Field, and
(iii) ensure representation of and sales support for X-Ray Systems at major meetings and conferences in the Field, including without limitation, the following meetings and conferences: American Heart Association and the American College of Cardiology. PEC will at its own expense support Cordis's efforts at major meetings and conferences. Cordis will be responsible for producing appropriate sales and marketing materials to support its sales and promotional efforts.

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     C.  Cordis will be responsible for servicing the X-Ray Systems.  In the event Cordis is required to purchase replacement components from PEC, PEC agrees to sell such components to Cordis at PEC's cost. In the event Cordis requires the assistance of PEC in calibrating any Control Device, PEC will provide such calibration services to Cordis at the rates set forth in Exhibit C.

     D. Cordis will be responsible for all customer training. PEC will provide up to five (5) days of training each calendar year during the Term to Cordis' sales and service personnel at no charge to Cordis, except that Cordis shall be responsible for all travel expenses (including transportation, room and board) for Cordis personnel. The training sessions will be conducted at facilities to be selected by PEC and Cordis, and will be arranged by Cordis after consultation with PEC. PEC will prepare appropriate training materials that will be copied and distributed to its sales and service personnel. Cordis will be responsible for preparing and distributing appropriate sales materials and product brochures. If Cordis requires more than five (5) days of training for its personnel during any calendar year, Cordis can purchase such additional training from PEC at PEC's then per diem rates.

     E. The Steering Committee will be consulted as to the spare parts to be maintained by Cordis as required to service the X-Ray Systems in a timely manner. Cordis will maintain an adequate supply of spare parts as required to service the X-Ray Systems in a timely manner. Cordis will purchase such spare parts from PEC at PEC's then current cost.

     VI.  CLINICALS.

     Cordis will conduct all Clinicals in a competent manner in accordance with applicable legal requirements. Cordis will be responsible for determining what Clinicals will be conducted in what countries after consultation with the Steering Committee; provided, however, that Cordis will conduct all Clinicals required to obtain regulatory approval to commence commercial marketing and sale of X-Ray Systems in the United States, the European Union and Japan. Once Cordis determines that clinical testing is desirable in a particular country (other than as necessary for regulatory approval in the U.S., the European Union or Japan) to obtain approval to commence commercial marketing of X-Ray Systems, Cordis will conduct Clinicals (the manner, timing and conduct of such Clinicals, the extent and duration thereof and the completion of which shall be determined by Cordis in its reasonable discretion ) and such other testing as Cordis deems appropriate or desirable in connection with the X-Ray System. PEC will cooperate with Cordis in conducting such Clinicals and take such reasonable
actions as Cordis shall reasonably request in connection therewith.   PEC will
cooperate by providing at its expense one Control Device and thirty (30) X-Ray Catheters to Cordis for each clinical trial required to obtain initial FDA approval for the X-Ray System. Such components will be returned to PEC after each clinical trial is completed. If Cordis requires additional X-Ray Catheters, it shall purchase such X-Ray Catheters from PEC at PEC's then current cost. Cordis will retain ownership of all data generated from the Clinicals and all results obtained from such data. Cordis will share the results of such Clinicals with PEC. PEC will have the right to use data generated during animal trials outside the Field. This information is considered confidential and shall be treated as such in accordance with Section XII.

     VII.  Maintenance of Records.

     Each of PEC and Cordis will maintain and will allow the other party to examine its manufacturing records, including lot numbers and other manufacturing documentation necessary to ensure traceability of the X-Ray Systems or components thereof and compliance with United States and foreign regulatory laws.

     VIII DEVELOPMENT AND ROYALTY PAYMENTS.

     A.  Cordis will make the following payments to PEC: *

     B.   PEC will make the following payments to Cordis: *

     IX.  TERM AND TERMINATION

     A. The term of this Agreement will commence on the Effective Date and will continue for a period of five (5) years from and after the date the X-Ray System becomes Available for Sale ("Initial Term") unless terminated sooner under the provisions of this Section IX. At the end of the Initial Term, this Agreement will automatically renew for successive one-year periods (each an "Additional Term"), unless sooner terminated by Cordis upon 180 days' written notice to PEC prior to the end of the Initial Term or any Additional Term (the "Initial Term and all Additional Terms are collectively referred to in this Agreement as the "Term"). PEC will also have the right to terminate this Agreement at the end of the Initial Term or any Additional Term upon 180 days' written notice to Cordis if Cordis fails to sell an average of * X-Ray Catheters per calendar year during the Initial Term or any Additional Term. The calendar year in which the X-Ray System first becomes Available for Sale will not be included in such calculation.

     B. This Agreement may be terminated upon any party's failure to cure any breach of any material term, covenant or condition of this Agreement within sixty (60) days after the breaching party receives notice of such breach from the non-breaching party or within a shorter period if the non-breaching party has reasonably determined that such breach is not subject to cure. Upon termination pursuant to this subsection B., the provisions of subsections F. and
G. of this Section IX will apply.

     C. The occurrence of any of the following events shall constitute a breach of a material term or provision of this Agreement and the provisions of subsection B. of this Section IX. shall apply: (1) PEC fails to qualify as an Approved Supplier as provided in Section IV.C., (2) PEC fails to make the shipments of X-Ray Systems to Cordis as provided in Sections IV.O. and P., (3) PEC becomes insolvent, fails generally to pay its debts as they become due, makes an assignment for the benefit of creditors, is the subject of any voluntary or involuntary case commenced under the federal bankruptcy laws, as now constituted or hereafter amended (which, in the case of involuntary bankruptcy, is not dismissed within ninety (90) days), or of any other proceeding under other applicable laws of any jurisdiction regarding bankruptcy, insolvency, reorganization, adjustment of debt or other forms of relief for debtors, has a receiver, trustee, liquidator, assignee, custodian or similar official appointed for it or for any substantial part of its property, or is the subject of any dissolution or liquidation proceeding, or (4) PEC fails to comply with Section III.H.

     D. The occurrence of any of the following events shall constitute a breach of a material term or provision of this Agreement and the provisions of subsection B. of this Section IX. shall apply: (1) Cordis fails to qualify as an Approved Supplier as provided in Section IV.C., (2) Cordis fails to make the shipments of X-Ray System components to PEC as provided in Sections IV.O. and P., (3) Cordis becomes insolvent, fails generally to pay its debts as they become due, makes an assignment for the benefit of creditors, is the subject of any voluntary or involuntary case commenced under the federal bankruptcy laws, as now constituted or hereafter amended (which, in the case of involuntary bankruptcy, is not dismissed within ninety (90) days), or of any other proceeding under other applicable laws of any jurisdiction regarding bankruptcy, insolvency, reorganization, adjustment of debt or other forms of relief for debtors, has a receiver, trustee, liquidator, assignee, custodian or similar official appointed for it or for any substantial part of its property, or is the subject of any dissolution or liquidation proceeding, or (4) Cordis fails to comply with Section III.H.

     E. In the event that the Steering Committee becomes deadlocked on a material matter, the parties will take the following actions: Cordis and PEC will first retain the services of a neutral third party mediator who is experienced in the subject matter of the dispute in an effort to resolve the dispute. The costs of such mediator will be divided between the parties equally. If the mediation is unsuccessful, then the parties will enter into good faith negotiations to determine whether either or both parties will have the right to develop, manufacture and distribute the X-Ray System and on what terms. Finally, if those negotiations prove unsuccessful, then either party shall have the right to terminate this Agreement upon written notice to the other party and the provisions of subsections F. and G. of this Section IX. shall apply.

     F.   Upon termination of this Agreement,

          1. any amounts owed from one party to the other for transactions occurring during the Term will be paid in accordance with the terms of this Agreement, provided that the milestone payments set forth in Section VIII.A. shall not be "owed" under this provision if the milestones have not been satisfied as of the date of termination;

          2. the obligations of Sections IV.O., VIII, XII, XIII, XIV, XV, XVI, XVII, XVIII, XIX, XX and XXI will survive termination;

          3. Cordis will retain the right to sell existing on hand inventory of the X-Ray System.

     G.  If this Agreement is terminated pursuant to subsection A. of this
Section IX., then either party will be free to develop, manufacture and sell X-Ray Systems. If this Agreement is terminated pursuant to subsections B., C., or
D. of this Section IX, then the party not in default shall have the exclusive right to develop, manufacture and sell the X-Ray Systems. If this Agreement is terminated pursuant to subsection E. of this Section IX, then neither party shall have the right to develop, manufacture or sell X-Ray Systems. Each party that sells X-Ray Systems following the termination of this Agreement (except pursuant to a negotiated settlement under subsection E.) will be required to pay to the other party a residual royalty on Net Sales to be determined as set forth in Exhibit G to this Agreement.

     X.  REGULATORYRESPONSIBILITY

     A. Except as provided below in this Section X., Cordis will be responsible for obtaining and maintaining all FDA and foreign regulatory approvals required in connection with the X-Ray System. PEC is obligated to provide reasonable assistance to Cordis in connection with obtaining and maintaining FDA and foreign regulatory approvals. Cordis will file, or cause to be filed, all reports required pursuant to the medical device reporting regulations set forth in 21 CFR Part 803, as amended. All regulatory approvals will be in the name of Cordis.

     B. Cordis will provide PEC with a copy of each submission by Cordis to the FDA or foreign regulatory authorities with respect to the X-Ray System.

     C. Each party will be responsible for complying with applicable FDA and foreign regulatory requirements with respect to manufacturing.

     D. Each party will promptly notify the other in writing, with additional copy being sent via fax to the respective Manager of Quality Assurance for the other party, after receiving notice of any claim or action by the FDA or any corresponding foreign equivalent relating to non-compliance with respect to any violation of any applicable laws, or governmental regulations relating to X-Ray Systems.

     E. Each party will promptly notify the other in writing of any notice of any audit conducted by the FDA or foreign regulatory authorities of such party's facilities for the manufacture of the X-Ray System or any component thereof, or any request for information from the FDA related to the manufacture of the X-Ray System or any component thereof.

     F. If in Cordis's reasonable discretion, a recall of any X-Ray System is reasonably necessary or if a recall is required by a governmental agency having competent jurisdiction, both parties will cooperate in instituting such recall. Where such recall is prompted by alleged defects in materials, workmanship or design of the X-Ray System or any component thereof, or failure to warn or inadequate warning with respect thereto based on information supplied, or which should have been supplied, by or is prompted by a breach by either party of any of its warranties and representations made in Section XI hereof, then such party will be required to fund such recall, field corrective action, or the like and will accept recalled X-Ray Systems or components it manufactured and deliver replacement X-Ray Systems or components at its sole cost and expense. Where the requirement for a recall cannot be attributed solely to either party, then the parties shall enter into good faith negotiations with respect to the allocation of the costs of such recall. The parties will maintain adequate records concerning traceability of the X-Ray Systems and components, and will cooperate with each other in the event that any procedures described in this Paragraph are undertaken.

     G. Subject to the provisions of Section IV.C., each party will have the right to inspect and perform a Quality Systems Audit of the other party's manufacturing facilities, including the facilities of any subcontractor of either party (to the extent that such party has the right to such subcontractor audit) to ensure compliance with this Agreement or FDA regulations, and the requirements of Exhibit A. The party undertaking such inspection will provide a minimum notice of ten (10) business days and said inspection/audit shall be on a mutually agreed date.

     H. Because regulatory requirements vary from jurisdiction to jurisdiction, the parties agree to cooperate with one another as may reasonably be required to obtain regulatory approvals and marketing clearances. Furthermore, PEC will provide to Cordis any data, results or any other information that Cordis deems reasonable necessary for regulatory submission to the FDA or any foreign governmental agency.

     I. Cordis will maintain and manage a file of all customer complaints received by Cordis with respect to the X-Ray System. Upon Cordis' receipt of any customer complaint alleging that any product is defective, Cordis will promptly send to PEC a copy of such complaint together with the allegedly defective product, if such has been returned to Cordis by its customer. PEC will perform a failure analysis of those X-Ray Systems or components which are returned, as required; cooperate with and assist Cordis in submitting any reports required by the FDA and other governmental agencies and provide Cordis with duplicate copies of all such failure analysis reports.

     J. Each party will use its best efforts to obtain ISO 9001 and EN46001 certification before January 1, 2002.

     K. With respect to all environmental, safety and industrial hygiene matters related to either party's activities under this Agreement, each party shall (1) comply with all applicable laws and regulations issued by national, state and local authorities, (2) inform each other promptly of any significant adverse events (e.g. fires, explosions, accidental discharges), (3) inform each other promptly of any allegations or findings of significant violations of applicable laws or regulations, (4) allow each other to inspect each other's facilities, such inspections to be at reasonable times and upon reasonable notice, and (5) implement promptly any corrective action which may be reasonably requested by the other party.

     XI.  REPRESENTATIONS AND WARRANTIES

     A.  Each party represents and warrants to the other:

          1. that it will comply with all present and future statutes, laws, ordinances and regulations relating to the manufacture, assembly and supply of the X-Ray Systems or components thereof being provided hereunder, including, without limitation, those enforced by the FDA (including compliance with good manufacturing practicesand quality systems requirements) and International Standards Organization Rules;

          2. that it has the power to execute, deliver and perform the terms and conditions of this Agreement and has taken all the necessary action to authorize the execution, delivery and performance hereof;

          3. that the execution, delivery and performance of this Agreement will not contravene any provision of law, statute, rule, regulation or policy of any local, state or governmental authority;

          4. that the execution, delivery and performance of this Agreement will not constitute a violation of, be in conflict with, or result in, a breach of any agreement or contract to which it is a party or by which it is bound; and

          5. that this Agreement constitutes the legal, valid and binding agreement of each party and is enforceable in accordance with its terms and conditions, except as enforcement of remedies may be limited by general principles of bankruptcy, insolvency or other similar laws affecting creditors' rights generally.

     XII.   CONFIDENTIALITY

     A. Unless otherwise expressly provided for in this Agreement, both parties will treat the Confidential Information received from the other party as proprietary or confidential and will not disclose any such Confidential Information to any third party during the Term and for a period of five (5) years thereafter, other than such disclosure which may be required to be made to a third party pursuant to this Agreement, and except for information which:

          1. at the time of disclosure, was published, known publicly or otherwise in the public domain;

          2. after disclosure, is published, becomes known publicly or otherwise becomes part of the public domain through no fault of the receiving party;

          3. prior to the time of disclosure, is known to the receiving party as evidenced by its written records and is not then subject to an obligation of confidentiality to any third party; and

          4. after disclosure, is made available to the receiving party in good faith by a third party under no obligation of confidentiality and without restriction on its further disclosure by the receiving party.

     B. Notwithstanding the above, either party may disclose Confidential Information of the other and this Agreement to their legal representatives, employees, agents and subcontractors to the extent such disclosure is reasonably necessary to achieve the purposes of this Agreement; or in connection with the filing and support of patent applications; or as required by law or to comply with applicable governmental regulations or court order, including the FDA and its foreign counterparts; provided that if a party is required to make such disclosure of another party's Confidential Information, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the other party of such disclosure and, save to the extent inappropriate in the case of patent applications, will use its reasonable efforts to secure confidential treatment of such information in consultation with the other party prior to its disclosure and disclose only the minimum necessary to comply with such requirements.

     XIII.  Indemnification

     A. PEC will be liable to Cordis for and will defend, indemnify and hold Cordis, its directors, officers, employees and agents, harmless against any liability, damages or loss from any claims, suits, proceedings, demands, recoveries or expenses, including without limitation, expenses of total or partial device recalls, arising out of, based on, or caused by:

          1. alleged defects in materials, workmanship or design of the X-Ray Tubes or Control Devices, or failure to warn or inadequate warning with respect thereto based on information supplied, or which should have been supplied, by PEC;

          2. claims of patent infringement made with respect to the X-Ray Tubes or Control Devices, wherein such infringement claims arise out of the manufacture, processes, methods, use or sale of the X-Ray Tubes or Control Devices; and

          3.  any violation by PEC of its obligations under this Agreement.

     B. Cordis will be liable to PEC and will defend, indemnify and hold PEC, its directors, officers, employees and agents, harmless against any liability, damages or loss from any claims, suits, proceedings, demands, recoveries or expenses, including without limitation, expenses of total or partial device recalls, arising out of, based on, or caused by:

          1. alleged defects in materials, workmanship or design of the Catheter Body Subassemblies or Delivery Devices, or failure to warn or inadequate warning with respect thereto based on information supplied, or which should have been supplied, by Cordis;

          2. claims of patent infringement made with respect to the Catheter Body Subassemblies or Delivery Devices, wherein such infringement claims arise out of the manufacture, processes, methods, use or sale of the Catheter Body Subassemblies or Delivery Devices;

          3. alleged defects relating to Cordis processing such as labeling, packaging and sterilization; and

          4.  any violation by Cordis of its obligations under this Agreement.

     C. A party (hereinafter referred to as the "Indemnifying Party") indemnifying another party or parties (hereinafter referred to as the "Indemnified Party"), pursuant to this Agreement, will defend, indemnify and hold the Indemnified Party harmless against any and all actions, suits, proceedings, demands, claims, assessments, costs, judgments, legal and other expenses incidental to any of the foregoing (hereinafter referred to as a "Claim"). In the event a Claim is made upon the Indemnified Party, the Indemnified Party will promptly give notice of such Claim to the Indemnifying Party, and will promptly deliver to such Indemnifying Party all information and written material available to the Indemnified Party relating to such Claim. If such Claim is first made upon the Indemnifying Party, the Indemnifying Party will promptly give notice of such Claim to the Indemnified Party.

     D. The Indemnified Party will, if notified of the Indemnifying Party's election to do so within thirty (30) days of the date of notice of a Claim, permit the Indemnifying Party to defend in the name of the Indemnified Party any Claim in any appropriate administrative or judicial proceedings and take whatever actions may be reasonably requested of the Indemnified Party to permit the Indemnifying Party to make such defense and obtain an adjudication of such Claim on the merits, including the signing of pleadings and other documents, if necessary; provided that the Indemnifying Party will defend the Claim with counsel reasonably satisfactory to the Indemnified Party and provide the Indemnified Party with evidence that the product liability insurance required to be maintained by the Indemnifying Party under Section XIV remains in full force and effect. In addition to the liability for the ultimate settlement or judgment, if any, arising out of such Claim under this Agreement, the Indemnifying Party will be solely responsible for all the expenses incurred in connection with such defense or proceedings, regardless of their outcome. However, the Indemnifying Party will not be responsible for any expenses, including attorneys fees and costs, incurred by the Indemnified Party to monitor the defense of the Claim by the Indemnifying Party. Notwithstanding the foregoing, the Indemnifying Party will not agree to any settlement without the consent of the Indemnified Party (which consent will not be unreasonable withheld) unless such settlement (i) requires no more than a monetary payment for which the Indemnifying Party has irrevocably agreed to indemnify such Indemnified Party, and (ii) includes a full, unconditional and complete release of such Indemnified Party.

     E. In the event the Indemnifying Party does not undertake the defense of such Claim under the terms hereof, the Indemnified Party will be entitled to conduct such defense and settle or compromise such Claim, and the Indemnifying Party's indemnification obligation under this Agreement will be absolute, regardless of the outcome of such Claim. The Indemnified Party, at its option, may elect not to permit the Indemnifying Party to control the defense against a Claim as to which it has undertaken the defense. If the Indemnified Party so elects, then the Indemnifying Party will not be obligated to indemnify the Indemnified Party against any costs of defense (including attorneys fees), settlements, judgments or other costs or obligations arising under or with respect to such Claim which the Indemnified Party may make or incur relating to such Claim.

     XIV.  INSURANCE

     A. PEC agrees to procure and maintain in full force and effect during the Term of this Agreement product liability insurance in an amount not less than $* per occurrence combined single limit and $* in the aggregate. PEC will, on an annual basis, furnish to Cordis a certificate of insurance evidencing such insurance coverage. PEC will not reduce or cancel such insurance coverage without at least ten (10) days' prior written notice to Cordis.

     B. Cordis agrees to procure and maintain in full force and effect during the Term of this Agreement product liability insurance in an amount not less than $* per occurrence combined single limit and $* in the aggregate. Cordis will, on an annual basis, furnish to PEC a certificate of insurance evidencing such insurance coverage. Cordis will not reduce or cancel such insurance coverage without at least ten (10) days' prior written notice to PEC.

     XV.  LIMITED WARRANTY AND LIMITATION OF LIABILITY

     A. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT (INCLUDING EXHIBITS E AND F), NEITHER PARTY MAKES ANY OTHER WARRANTIES, EXPRESS OR IMPLIED, AND EACH PARTY HEREBY DISCLAIMS ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, INCLUDING, WITHOUT LIMITATION, ALL IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND ALL WARRANTIES IMPLIED FROM ANY COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OF TRADE.

     B. NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL LOSSES OR DAMAGES ARISING OUT OF OR IN ANY WAY RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, WHETHER SUCH LIABILITY ARISES FROM A CLAIM BASED UPON CONTRACT, WARRANTY, TORT OR ANY OTHER THEORY OF LIABILITY, AND WITHOUT REGARD TO WHETHER THE EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

     XVI.  INFRINGEMENT.

     A. Each of PEC and Cordis warrants to the other that it is not presently aware of any patents or patent applications owned by a third party which would be infringed by reason of the manufacture, use or sale of any X-Ray System, and that, during the Term, it will promptly notify the other party if it does become aware of such a patent. During the Term each party will promptly inform the other in writing of any apparent infringement by a third party of any claim of any patent or patent application related to the X-Ray System or any component thereof. During the Term, Cordis shall have the right, but shall not be obligated, to take action, including the commencement of litigation or other proceedings, in an effort to halt such alleged infringing product or practice. If Cordis elects to take legal or other action to halt such infringement, Cordis will pay all of the legal fees and other expenses incurred in connection with such action, except that PEC will have the right to participate in such action and to share the legal fees and other expenses incurred in connection with such action. If Cordis elects not to take action against the alleged infringer, then PEC shall have the right to pursue such action at its own expense. Any amounts recovered in such litigation or other proceeding shall be divided between Cordis and PEC in proportion to their respective contributions to the legal fees and other expenses incurred in connection with such action. Each party has the right to include the other party as a party plaintiff in any litigation or proceeding under this Section XVI.

     B. If Cordis discovers that the manufacture, use or sale of any X-Ray System infringes or potentially infringes the intellectual property rights of any unaffiliated third party and if Cordis, after consultation with PEC, elects to obtain a license from such third party to resolve such infringement or potential infringement, then Cordis shall have the right to apply against any license fees or royalties payable to such third party one-half of any royalties payable by Cordis to PEC pursuant to Section VIII.A. or Exhibit G.

     XVII.  TRADEMARKS, LOGOS, PUBLICITY

     A. Except as authorized by Section IV.G., neither party will, without the prior written consent of the other party in each instance, use in any manner whatsoever, the name, trademarks, logos, symbols or other images of the other party.

     B. Each party to this Agreement will not originate any publicity, news release or public announcement, written or oral, whether to the public or press, stockholders or otherwise, relating to this Agreement, to any amendment or performances under the Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld, except that a party may issue news release or other public announcement (after providing the other party with an opportunity to review and comment on the news release or public announcement) if it is required to do so by applicable law or by the rules of the American Stock Exchange or any other exchange on which the securities of the party issuing such news release or public announcement are then listed.
Attached to this Agreement as Exhibit H is the initial press release to be issued by PEC announcing this Agreement and the investment by JJDC.

     XVIII.  DISPUTE RESOLUTION

     Except for the right of either party to seek injunctive relief in Federal District Court pursuant to Section III.D., any controversy or claim arising out of or relating to this Agreement or the validity, inducement, or breach thereof, will be settled by arbitration before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") then pertaining, except where those rules conflict with this provision, in which case this provision controls. The parties hereby consent to the jurisdiction of the federal district court for the district in which the arbitration is held for the enforcement of this provision and the entry of judgment on any award rendered hereunder. Should such court for any reason lack jurisdiction, any court with jurisdiction will enforce this clause and enter judgment on any award. The arbitrator will be an attorney who has at least 15 years of experience with a law firm or corporate law department of over 25 lawyers or was a judge of a court of general jurisdiction. The arbitration will be held in New York, New York, and in rendering the award the arbitrator must apply the substantive law of New York (except where that law conflicts with this clause), except that the interpretation and enforcement of this arbitration provision will be governed by the Federal Arbitration Act. The arbitrator will be neutral, independent, disinterested, impartial and will abide by The Code of Ethics for Arbitrators in Commercial Disputes approved by the AAA. Within 45 days of initiation of arbitration, the parties will reach agreement upon and thereafter follow procedures assuring that the arbitration will be concluded and the award rendered within no more than eight months from selection of the arbitrator. Failing such agreement, the AAA will design and the parties will follow procedures that meet such a time schedule. Each party has the right before or, if the arbitrator cannot hear the matter within an acceptable period, during the arbitration to seek and obtain from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc., to avoid irreparable harm, maintain the status quo or preserve the subject matter of the arbitration. THE ARBITRATOR WILL NOT AWARD ANY PARTY PUNITIVE, EXEMPLARY, MULTIPLIED OR CONSEQUENTIAL DAMAGES, AND EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT TO SEEK SUCH DAMAGES. NO PARTY MAY SEEK OR OBTAIN PREJUDGMENT INTEREST OR ATTORNEYS' FEES OR COSTS.

     XIX.  MARKINGS

     Cordis agrees to mark all X-Ray Systems sold by it under the licenses granted with the word "Patent", "Patents" or "Patents Pending" and the number or numbers of the patent or patents applicable thereto.

     XX.  COOPERATION

     Each party will execute any instruments, reasonably believed by the other party to be necessary to implement the provisions of this Agreement.

     XXI.  MISCELLANEOUS

     A. Interpretation. This Agreement will be construed and the rights of the parties hereunder will be determined in accordance with the laws of the State of New York. All article captions or titles are inserted herein for reference only and shall not amend or modify to any extent the express terms of this Agreement. Any questions concerning the construction or effect of patent applications or patents shall be decided in accordance with the laws of the country in which the patent application was filed or the patent obtained in the appropriate court of competent jurisdiction. Each party agrees that they will comply with applicable law in fulfilling their respective obligations and exercising their respective rights under this Agreement.

     B. Entire Agreement This writing constitutes the entire Agreement between the parties relating to the subject matter of this Agreement and supercedes any and all prior agreements and representations. Furthermore, there are no understandings, representations or warranties of any kind except as expressly set forth herein.

     C. Notices. All notices, requests, demands and the like required to be given under this Agreement will be sufficient if in writing sent by certified mail, postage prepaid, as follows:

     If to Cordis:    Cordis Corporation
                      40 Technology Drive
                      Warren, NJ 07059
                      Attention: V.P. New Business Development

     With a copy to:  Johnson & Johnson
                      One Johnson & Johnson Plaza
                      New Brunswick, NJ 08933
                      Attention: Chief Patent Counsel

     If to PEC:       Photoelectron Corporation
                      5 Forbes Road

                      Lexington, MA 02421
                      Attention: President and CEO

     With a copy to:  William O. Flannery, Esq.
                      722 Grove Street
                      Framingham, Massachusetts 01701

     D. Amendment No changes, amendments or alterations will be effective unless in writing and signed by both parties.

     E. Waiver No waiver of any default in the performance of any duties or obligations arising out of this Agreement will be valid unless in writing and signed by the waiving party. Any waiver, expressed or implied, of any breach under this Agreement will not be considered as a waiver of any subsequent breach of the same or a different nature.

     F. Construction This Agreement will be interpreted without any regard to any presumption or rule requiring construction against the party causing this Agreement to be drafted.

     G. Independent Contractor. The relationship of each party to the other hereunder will be solely that of an independent contractor. Cordis and PEC each acknowledge and agree that neither Cordis nor PEC is an employee, employer, agent, partner or joint venturer of the other. Neither Cordis nor PEC will have or hold itself out as having the right or authority to assume or create any obligation or responsibility, whether express or implied, on behalf of or in the name of the other, except with the express written authority of the other.

     H. Assignment. This Agreement may not be assigned by either party without the prior written consent of the other, except that either party may assign its rights and/or obligations hereunder to any of its Affiliated Companies or to the acquirer of all or substantially all of the party's entire business.

     I. Counterparts. This Agreement may be executed in one or more counterparts, including facsimile counterparts, each of which will be deemed an original and which together will constitute one and the same agreement.

     J. Remedies Cumulative. The rights, powers and remedies set forth herein are cumulative and shall be in addition to any and all other rights, powers and remedies provided by law. The exercise of any right or remedy hereunder shall not in any way constitute a cure under this Agreement, or prejudice either party in the exercise of any of its rights under this Agreement or law.

     K. Severability. If any provision of this Agreement shall be held to be unenforceable in whole or in part, then the invalidity of such provision shall not be held to invalidate any other provision herein and all other provisions shall remain in full force and effect.

     L. Force Majeure. No delay or failure of either party to perform any of its respective obligations under this Agreement will be considered a breach of this Agreement if it results from any cause beyond the control of such party, including without limitation, any act of God, earthquake, hurricane, fire, flood, strike, lockout or other dispute, natural catastrophe, severe weather or public emergency, insurrection, riot, war, transportation shortage or actions of governmental authorities.

                  [End of Text; Signatures on Following Page]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by affixing their signatures below.

                              CORDIS CORPORATION


                              By:  /s/ Susan E. Morano
                                   -------------------

                              Title:  V.P. New Business Development
                                      -----------------------------

                              Date:  February 5, 2001
                                     ----------------


                              PHOTOELECTRON CORPORATION


                              By:  /s/ Euan Thomson
                                   ----------------
                                  Euan Thomson, Ph.D.
                                  President and CEO

                              Date:  February 5, 2001
                                     ----------------

* Omitted pursuant to request for confidential treatment and filed separately with the Securities and Exchange Commission.

                                   Exhibit A
                                   ---------

                         APPROVED SUPPLIER REQUIREMENTS

The following requirements shall be achieved in order to become and remain an
Approved Supplier for   the X-Ray Systems or their components.

QUALITY SYSTEM REQUIREMENTS
---------------------------

Assessment: Both parties will perform a Quality System Audit of the other party's quality systems to determine that the requirements of this section have been satisfied. Once the auditor has performed the audit with satisfactory results, he shall notify the other party in writing that the supplier approval process is complete. Minor deficiencies or non-conformances identified during these audits that are not indicative of a lack of control will not preclude supplier approval. However, such observations will be brought to the attention of PEC and Cordis and the party who was audited will identify actions that shall be taken to correct these items and agree upon a time schedule in which these actions shall be implemented.

1. Both parties shall attain a general state of compliance with the FDA and international medical device requirements.

2. Each party shall have, or shall develop, quality systems which comply with current GMPQSR (CFR 820), ISO9001 and EN46001, as determined by the other party and or FDA, NRC or EC Notified Body assessment. However, the development of appropriate quality systems shall occur in a timely fashion so as to permit commercialization of the X-Ray Systems as soon as other factors permit.

3. Written requirements, including but not limited to specifications, drawings, test methods and procedures, shall be utilized by the parties for all X-Ray Systems or their components . All requirements shall be mutually developed and agreed upon by PEC and Cordis.

4. Neither party shall not make any changes to components, processes, systems (e.g. quality, measurement, testing) or suppliers used to produce, test andor release X-Ray Systems or their components without prior written approval from the other party's Quality Assurance management except as permitted in Section IV.J. of this Agreement.

5. Each party shall establish and implement a system that ensures Device History Records (DHR) for each batch, lot, or unit are created to demonstrate that the X-Ray System or their components are manufactured in accordance with all applicable specifications and requirements.

     a. DHR's shall contain adequate information to provide traceability of all components and manufacturing aids (if any) used in the manufacture of a finished X-Ray System.

     b. DHR's shall contain adequate information to identify the processing methods and personnel involved in the manufacture of a finished X-Ray System.

     c. DHR's shall contain adequate information to demonstrate that the manufactured Product was evaluated (tested and/or inspected) and found to meet the appropriate specifications.

6. Both parties shall establish written requirements, including specifications and drawings, for purchased materials and components and shall implement a system to ensure that the materials and components supplied meet these specifications.

7. Both parties shall obtain written agreements with suitable suppliers for all components, materials and services used in the manufacture of X-Ray Systems or their components and that no changes in the goods or services supplied shall be made without adequate notification to the other party.

8.   PEC and Cordis will have a system for handling customer complaints.

     a. All complaints involving X-Ray Systems supplied to Cordis will be initially reported to Cordis customer service. PEC will be promptly informed if the complaint involves a product supplied by PEC, and within seven (7) calendar days, PEC will provide Cordis a written preliminary investigation report to Cordis Quality Assurance. PEC will also be promptly informed if the complaint involves a component supplied by Cordis, and within seven (7) calendar days, Cordis will provide PEC a written preliminary investigation report to PEC Quality Assurance. Each preliminary report will include an initial assessment of device reporting under MDR or Vigilance reporting requirements. If a customer contacts PEC, PEC will promptly notify Cordis and refer the customer to Cordis Customer Service.

     b. Each party shall cooperate fully and promptly in the investigation of complaints involving supplied Products. All complaints should be investigated and a written response provided to CORDIS or PEC Quality Assurance, as the case may be, within thirty (30) days of receipt. All correspondence with the complainant will be handled by Cordis, unless other arrangements are made by PEC with Cordis on a case-by-case basis.

     c. Cordis will be responsible for filing any device report under MDR or Vigilance reporting requirements.

     d. In the event that corrective actions are warranted as the result of customer complaints for the supplied X-Ray Systems or their components, these corrective actions shall be incorporated and tracked as part of the Cordis Corrective Action system.

9. If a problem that potentially affects the safety, efficacy or reliability of the X-Ray Systems or their components is identified by either PEC or Cordis, the problem and all known facts shall be brought to the attention of both company's Quality Assurance management as soon as possible, but within 24 hours of the identification of the problem. In the event that a field action is contemplated, Cordis and PEC shall work together to determine whether a field action should take place; however, the final decision to implement a field action shall be made by the Cordis Quality Management. Cordis shall be responsible for implementing any field action, including informing customers and defining the logistics of the field action. PEC shall cooperate fully in the implementation of any field action.

10. Each party shall maintain a document retention procedure to ensure that all documents required to meet the quality requirements herein set forth, including distribution records, are retained for a minimum of 5 years from the date of Product distribution. Certain records, including but not limited to Design History Files and Complaint Files shall be retained for a minimum of 5 years.

11. Each party may conduct interim audits of the other party's quality systems to ensure that those systems are being developed in accordance with these Approved Supplier Requirements.

Product Requirement.

Assessment. PEC Cordis shall conduct Design Validation, Design Verification and Product Performance Qualification (PPQ) testing to determine if the components of the X-Ray Systems supplied by Cordis meet their pre-established specifications and quality attributes. Cordis shall conduct Design Validation, Design Verification and Product Performance Qualification (PPQ) testing to determine if the X-Ray Systems supplied by PEC meet their pre-established specifications and quality attributes.

Once the X-Ray Systems and components have successfully met all requirements of the Design Validation and DesignVerification, and all Quality Systems Requirements stated above have been met, each party will be considered a Qualified Supplier to the other and added to the parties' respective QSIL (Qualified Supplier Items List).

                                   Exhibit B
                                   ---------

                         GENERAL PRODUCT SPECIFICATIONS


GOAL OF THE X-RAY SYSTEM:  *

OVERALL COMPONENTS OF THE SYSTEM:
1.  Catheter Body Subassembly (Cordis responsibility)
2.  X-Ray Tube (PeC responsibility)
3.  Control Device (PeC responsibility)
4.  Delivery Device (Cordis responsibility)

DESCRIPTION OF CATHETER BODY SUBASSEMBLY: *

DESCRIPTION OF THE DISPOSABLE X-RAY TUBE:  *

DESCRIPTION OF THE CONTROL DEVICE: *

DESCRIPTION OF THE DELIVERY DEVICE: *

* Omitted pursuant to request for confidential treatment and filed separately with the Securities and Exchange Commission.

                                   Exhibit C

                                TRANSFER PRICES
                                ---------------


Transfer Pricing Cordis to PEC:
-------------------------------


Catheter Body Subassembly               $  *

Delivery Device                         $  *


Transfer Pricing PEC to Cordis:
-------------------------------


X-Ray Tube attached to
Catheter Body Subassembly               $  *

Control Device with Delivery Device     $  *

Calibration services                    $  *


Note 1:  *

Note 2:  *

Audit Rights
------------

Each party shall have the right to conduct audits upon reasonable notice to review the other party's manufacturing costs.

* Omitted pursuant to request for confidential treatment and filed separately with the Securities and Exchange Commission.

                                   Exhibit D

                              DEVELOPMENT PROGRAM
                              -------------------


                                       *



* Omitted pursuant to request for confidential treatment and filed separately with the Securities and Exchange Commission.

                                   Exhibit E
                                   ---------

                         PHOTOELECTRON LIMITED WARRANTY


Photoelectron warrants that each Photoelectron product or component (excluding consumables) sold to Cordis pursuant to this Agreement will be free of defects in design, material or workmanship for a period of twenty-four (24) months from the date of installation. If the equipment fails to satisfy this warranty, Cordis will promptly notify Photoelectron of such failure within the warranty period. At Photoelectron's option, Photoelectron will repair or replace the defective equipment. Cordis will not return any equipment or component to Photoelectron without Photoelectron's prior written authorization. If Photoelectron is unable to repair or replace the equipment after reasonable efforts, Photoelectron will, as Cordis' exclusive remedy, refund the portion of the purchase price previously paid by Cordis that is attributable to the defective equipment. Notwithstanding the foregoing provisions, Photoelectron shall have no obligation or responsibility to repair or replace any defective equipment if the defect was caused by: (a) Cordis' or Cordis' customer's failure to properly operate, sterilize or maintain the equipment in accordance with Photoelectron's written instructions; (b) any attempted repair or modification of the equipment that is not authorized by Photoelectron; (c) any power failure, power surge, fire, water damage, Act of God or other circumstance or event not within Photoelectron's reasonable control; (d) any damage resulting from transporting or improperly handling the equipment; (e) normal wear and tear; or (f) any other act or omission of Cordis, Cordis' agents or any other third party except as provided in this Agreement.

                                   Exhibit F
                                   ---------

                            CORDIS LIMITED WARRANTY


Cordis warrants that each Cordis product or component (excluding consumables) sold to PEC pursuant to this Agreement will be free of defects in design, material or workmanship for a period of twenty-four (24) months from the date of installation. If the equipment fails to satisfy this warranty, PEC will promptly notify Cordis of such failure within the warranty period. At Cordis's option, Cordis will repair or replace the defective equipment. PEC will not return any equipment or component to Cordis without Cordis's prior written authorization. If Cordis is unable to repair or replace the equipment after reasonable efforts, Cordis will, as PEC's exclusive remedy, refund the portion of the purchase price previously paid by PEC that is attributable to the defective equipment. Notwithstanding the foregoing provisions, Cordis shall have no obligation or responsibility to repair or replace any defective equipment if the defect was caused by: (a) PEC's or Cordis's customer's failure to properly operate, sterilize or maintain the equipment in accordance with Cordis's written instructions; (b) any attempted repair or modification of the equipment that is not authorized by Cordis; (c) any power failure, power surge, fire, water damage, Act of God or other circumstance or event not within Cordis's reasonable control; (d) any damage resulting from transporting or improperly handling the equipment; (e) normal wear and tear; or (f) any other act or omission of PEC, PEC's agents or any other third party except as provided in this Agreement.

                                   Exhibit G
                                   ---------

                           RESIDUAL ROYALTY PAYMENTS



RESIDUAL ROYALTY PAYMENTS TO PEC AT THE COMPLETION  OF:
-------------------------------------------------------


*


RESIDUAL ROYALTY PAYMENTS TO CORDIS AT THE COMPLETION OF :
----------------------------------------------------------


*

Notes:   *

* Omitted pursuant to request for confidential treatment and filed separately with the Securities and Exchange Commission.

                                   Exhibit H
                                   ---------

                             Initial Press Release
                             ---------------------

     PHOTOELECTRON CORPORATION ANNOUNCES STRATEGIC PARTNERSHIP WITH CORDIS CORPORATION FOR DEVELOPMENT OF INTRAVASCULAR RADIATION SYSTEM ; ALSO ANNOUNCES
         EQUITY INVESTMENT BY JOHNSON & JOHNSON DEVELOPMENT CORPORATION

For Immediate Release
Contact: Timothy W. Baker
Chief Financial Officer
Photoelectron Corporation
781-861-2069

               LEXINGTON, Mass. (February 6, 2001) -- Photoelectron Corporation (AMEX:PHX), a medical device and technology company specializing in miniature x-ray technology, announced today that it has signed an exclusive agreement with Cordis Corporation, a Johnson & Johnson Company, to co-develop and co-manufacture a disposable miniature x-ray source and associated technology for the delivery of intravascular radiation therapy to prevent restenosis (re-narrowing) of coronary arteries following angioplasty and stent procedures. Cordis Corporation is a leader in circulatory disease management.

               Additionally, Photoelectron announced that Johnson & Johnson Development Corporation has made a $3.8 million equity investment in Photoelectron's common stock which is not required to be registered for a period of twelve months.

               "We are pleased to have signed these agreements with Cordis Corporation and Johnson & Johnson Development Corporation," stated Euan Thomson, Ph.D., President and CEO, Photoelectron Corporation. "This $3.8 million investment is expected to provide us with the necessary resources to quickly complete development and successfully launch this new x-ray delivery system to treat cardiac patients requiring angioplasty and stent procedures."

               Under the terms of the agreement with Cordis, the companies will develop and manufacture an x-ray system based on Photoelectron's patented technology. The new system will include an integrated disposable x-ray tube and catheter and a delivery and control device to deliver intravascular radiation therapy. Both companies will manufacture components for the system, which will be co-labeled. Cordis will be responsible for the sales and marketing for the new x-ray system.

               In July 2000, Photoelectron Corporation announced that it had developed a new system for delivering x-rays to the inside of blood vessels. A clinical version of this system would be placed inside blood vessels to deliver a dose of radiation to the interior surface, sufficient to prevent restenosis, following balloon angioplasty and stent placement. Stents are miniature scaffolds that are inserted into a blocked artery to support it and help maintain open blood flow after angioplasty. After an angioplasty and stent procedure, the treated site is potentially at risk for restenosis due to the body's natural healing response.

 .    An estimated 1.3-million angioplasty and stent placements took place in the
     United States in 2000; this number is expected to build to 3.3 million worldwide by 2003.

 .    Restenosis occurs in 30-40% of all angioplasty procedures and 20-30% of all stent placements.

 .    An estimated 400,000 patients per year will require intravascular radiation therapy by 2003.

               Clinical studies have shown that restenosis is inhibited in arteries treated with radiation.

               THE DEVELOPMENT PROGRAM

               Dr. Thomson added, "The signing of this agreement with a prominent company in the field of circulatory disease management such as Cordis, is consistent with our strategy to establish Photoelectron as the leading company in the field of miniature x-ray technology accessing each new marketplace through strategic partnerships with market leaders. With Cordis as our strategic partner in this field, we feel we will be able to rapidly develop the system and penetrate the intravascular radiation therapy market."

                             Conference Call Today

               Photoelectron Corporation will hold a conference call at 11:00 a.m. (Eastern Time) today. During the call, President and Chief Executive Officer Euan Thomson and Chief Financial Officer Timothy Baker will discuss today's news release and be available to answer questions about other topics related to Photoelectron's strategy and opportunities. At 10:50 a.m. E.T., interested participants should call 1-800-946-0741 in the U.S. or 1-719-457-2649 internationally. There will also be a live Webcast of the call on the Investor Relations section of Photoelectron's Web site at www.photoelectron.com.


                              About Photoelectron

               Founded in 1989 and based in Lexington, Mass., Photoelectron Corporation is a medical device and technology company specializing in miniature x-ray technology for the medical and industrial markets.
          The company has secured both regulatory approval and broad distribution channels for their current products. Photoelectron is leveraging its core expertise in miniature x-ray technology into distinct markets including cancer treatment, intravascular care, industrial x-ray, and radiation dosimetry products (www.photoelectron.com).


               "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995; Any statements which are not historical facts contained in this release are forward looking statements that involve risk and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, the effect of economic conditions, the validity and enforceability of intellectual property rights, the outcome of government regulatory proceedings, competitive products, risks in product and technology development, the ability to complete transactions, and other risks identified in the Company's Securities and Exchange Commission filings.

                                      ###